Exhibit 99

FSI International 3455 Lyman Boulevard Chaska, Minnesota USA 55318-3052	NEWS
FOR IMMEDIATE RELEASE
FSI International, Inc. Announces Revised Third Quarter Financial Performance Guidance
     MINNEAPOLIS (May 26, 2010)—FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today announced revised financial performance guidance for the third quarter ending May 29, 2010.
Revised Third Quarter Guidance
     Given the quarter-to-date orders, the company now expects third quarter orders to be between $28.0 and $30.0 million, as compared to $22.8 million in the second quarter of fiscal 2010.* Based on quarter-to-date shipments, the company now expects third quarter fiscal 2010 revenues of $27.0 to $29.0 million as compared to $18.9 million in the second quarter of fiscal 2010.* Assuming that the company can achieve anticipated gross profit margin and the operating expense levels, the company expects net income of $5.0 to $6.0 million for the third quarter of fiscal 2010, as compared to $609,000 in the second quarter of fiscal 2010.*
     On March 30, 2010 the company had provided third quarter order, revenue and net income guidance of $25 to 27 million, $23 to 25 million and $2.5 to 3.0 million, respectively.
     The company expects to report actual third quarter financial results on June 24, 2010.
About FSI
     FSI International, Inc. is a global supplier of surface conditioning equipment, technology and support services for microelectronics manufacturing. Using the company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and cryokinetic technologies, customers are able to achieve their process performance flexibility and productivity goals. The company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. For more information, visit FSI’s website at http://www.fsi-intl.com, or call Benno Sand, 952.448.8936.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains certain “forward-looking” statements (*), including, but not limited to, expected orders, expected revenues and expected financial results for the third quarter of fiscal 2010. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, changes in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the company’s successful execution of internal performance plans; the cyclical nature of the company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the level of new orders; the timing and success of current and future product and process development programs; the success of the company’s direct distribution organization; legal proceedings; the potential impairment of long-lived assets; and the potential adverse financial impacts resulting from declines in the fair value and liquidity of investments the company presently holds; as well as other factors listed herein or from time to time in the company’s SEC reports, including our latest 10-K annual report and our 10-Q quarterly reports. The company assumes no duty to update the information in this press release.
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